Exhibit 99.1

Central European Distribution Corporation Wins Overwhelming

Creditor Approval of Proposed Restructuring Plan

Plan to be Implemented Through Prepackaged Chapter 11

Plan of Reorganization; Company Also Obtains Commitment for

New $100 Million Unsecured Facility for Russian Operations;

Restructuring Should Have No Impact on Company Business Operations

in Poland, Russia, Ukraine or Hungary;

Company Will Honor Obligations in those Countries

in the Ordinary Course without Interruption

WARSAW, POLAND – April 7, 2013 – Central European Distribution Corporation (NASDAQ: CEDC) announced that CEDC and its U.S. subsidiaries, CEDC Finance Corporation International, Inc. and CEDC Finance Corporation LLC, have received overwhelming support from creditors for their proposed restructuring, which will be implemented through a Prepackaged Chapter 11 Plan of Reorganization. Accordingly, the Company today commenced voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code to seek confirmation of the Plan.

Separately, CEDC approved the terms of a new $100 million unsecured credit facility, to be provided by an affiliate of Alfa Group, for the benefit of CEDC’s Russian operations. The facility was arranged for CEDC by its strategic partner, Roust Trading Ltd. (RTL), which will pay the origination and other fees involved. CEDC welcomes the opportunity to enhance its relationship with one if its key financial partners – Alfa Group.

The financial restructuring, which will eliminate approximately $665.2 million in debt from CEDC’s and CEDC FinCo’s balance sheets, does not involve the Company’s operating subsidiaries in Poland, Russia, Ukraine or Hungary and should have no impact on their business operations. Operations in these countries are independently funded and will continue to generate revenue during this process. All obligations to employees, vendors, credit support providers and government authorities will be honored in the ordinary course without interruption.

Voting on the Plan closed on April 4, 2013. According to the official vote tabulation prepared by CEDC’s voting and information agent, impaired creditors have voted overwhelmingly to accept the Plan. In particular, approximately 95% of all Existing 2013 Notes were voted. The Plan was accepted by 99.13% in number and 99.00% in amount of those Existing 2013 Notes that were voted on the Plan. Approximately 95% of all Existing 2016 Notes were voted, and of those, 97.26% in number and 97.34% in amount voted to accept the Plan.

The voluntary Chapter 11 proceedings commenced today with a filing in the U.S. Bankruptcy Court for the District of Delaware, in Wilmington, Delaware. At the initial hearing in the case, which is expected to be on Tuesday, April 9, 2013, the Company will present routine requests to the Court that will allow the Company a seamless transition into Chapter 11. The Company also will request that the Court schedule its final confirmation hearing for the Plan of Reorganization within 30 to 45 days.

If confirmed, the restructuring will result in Roust Trading, owned by CEDC Chairman and leading investor Roustam Tariko, owning 100% of the outstanding stock of reorganized CEDC. Holders of Existing 2016 Notes will receive total consideration of $822 million, consisting of $172 million in cash, $450 million in new secured notes and $200 million in new convertible notes, on account of their claims totaling approximately $982.2 million in U.S. dollars. This consideration will afford holders of Existing 2016 Notes an estimated recovery of approximately 83.7%.

Holders of Existing 2013 Notes other than Roust Trading who participate in a separate offer by Roust Trading will receive total consideration of $55 million, composed of $25 million in cash and $30 million in Roust Trading Notes, which collectively will afford such holders an estimated recovery of 34.9%. Holders of Existing 2013 Notes that do not participate in Roust Trading’s offer will receive their proportionate share of $16.9 million in cash under the Plan (shared with the RTL Notes). Holders of Existing 2013 Notes that participate in Roust Trading’s offer will not receive a distribution from CEDC or its U.S. subsidiaries under the Plan.

The new $100 million unsecured credit facility will be provided to CEDC subsidiary JSC Russian Alcohol Group (“RAG”). The facility will have a one year term that may be extended by agreement of the parties. RAG’s obligations under the new facility will be guaranteed by Roust Trading and its affiliate, Russian Standard Corporation. RAG’s obligations under the new facility will be subordinate to the Company’s obligations under the New Secured Notes and New Convertible Notes to be issued to holders of Existing 2016 Notes under the Plan.

CEDC and CEDC FinCo also announced the successful completion of the consent solicitation conducted with respect to the indenture governing the Existing 2016 Notes, as the requisite consents were obtained to approve the Covenant Amendments, the Collateral and Guarantee Amendments and the Bankruptcy Waiver Amendments, each as defined in the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement dated March 8, 2013. Approximately 95% of the Notes by principal amount voted to approve.

CEDC and CEDC FinCo also announced the termination of the CEDC FinCo Exchange Offer for the Existing 2016 Notes. The CEDC FinCo Exchange Offer failed to meet the minimum tender condition necessary for the consummation of the offer. All Existing 2016 Notes tendered in the CEDC FinCo Exchange Offer will be returned to tendering holders.

History of the Transaction

The financial restructuring detailed above is the culmination of a process that began in early 2012, when the Company began seeking both a partner with a strong background in Russian retail goods and a new source of capital to bolster the Company’s business and repay the Existing 2013 Notes coming due in 2013.

The search led to a strategic alliance with RTL and Mr. Tariko, an alliance that simultaneously addressed the Company’s operating and financial needs. Over the next year, Mr. Tariko and

RTL made substantial financial commitments to the Company, becoming the largest investor in its stock and Existing 2013 Notes and joining the Board of Directors. Mr. Tariko also lent his operating expertise to the Company.

As the relationship with Mr. Tariko and RTL grew, two entities assumed responsibility for safeguarding the interest of all CEDC constituencies from a corporate governance standpoint and developing the long-term financial restructuring plan: These were the Special Committee of independent directors, headed by CEDC Vice Chairman N. Scott Fine, and the Restructuring Committee, consisting of Mr. Fine, Mr. Tariko and independent Director Markus Sieger. These committees were assisted by the firm of Skadden, Arps, Slate, Meagher and Flom LLP as legal advisor, the firm of Houlihan Lokey Capital Inc. as financial advisor, and the firm of Alvarez & Marsal LLC as chief restructuring officer.

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The Roust Trading Notes referred to in this announcement have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Media contact:

Sitrick And Company

Thomas Mulligan

thomas_mulligan@sitrick.com

+1 212 573 6100

Central European Distribution Corporation

Anna Zaluska

Corporate PR Manager

+48 22 456 6061